UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number:            333-31187

                          W.R. Carpenter North America, Inc.
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                (Exact name of registrant as specified in its charter)

            801 South Pine Street, Madera, California 93637 (559) 662-3924
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      10 5/8% Senior Subordinated Notes Due 2007
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               (Title of each class of securities covered by this Form)

                                         None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        |X|        Rule 12h 3(b)(1)(i)          |_|
       Rule 12g4-(a)(1)(ii)       |_|        Rule 12h 3(b)(1)(ii)         |_|
       Rule 12g4-(a)(2)(i)        |_|        Rule 12h 3(b)(2)(i)          |_|
       Rule 12g4-(a)(2)(i)        |_|        Rule 12h 3(b)(2)(ii)         |_|
                                             Rule 15d-6                   |_|

Approximate number of holders of record as of the certification or notice
date:                2
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Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,  W.R.
Carpenter North America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 6, 2002
                                    By:     /s/ Graham D. Croot
                                            Graham D. Croot
                                            Chief Financial Officer